Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-282987 on Form S-3 and Registration Statement Nos. 333-287400, 333-258729,333-219294, and 333-204312 on Form S-8 of our report dated March 11, 2025, relating to the financial statements of Full House Resorts, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 16, 2026